Exhibit 10.1

Execution Copy

AMENDMENT NO. 10 AND CONSENT TO REVOLVING CREDIT AGREEMENT

AMENDMENT AND CONSENT (this “Amendment”), dated as of August 22, 2007, among FIRSTCITY FINANCIAL CORPORATION, a Delaware corporation (the “Borrower”), the financial institutions which are parties to the Agreement hereinafter referred to (each a “Lender” and collectively, the “Lenders”), and BANK OF SCOTLAND, as agent for the Lenders under such Agreement (in such capacity, the “Agent”), to the Revolving Credit Agreement, dated as of November 12, 2004, among the Borrower, the Lenders and the Agent (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that certain amendments set forth herein be made to the Agreement;

WHEREAS, subject to the terms and conditions contained below, the Agent and the Lenders are willing to so amend the Agreement;

NOW, THEREFORE, it is agreed:

1.  Definitions.  All terms used herein which are defined in the Agreement (including, to the extent any such terms are to be added or amended by this Amendment, as if such terms were already added or amended by this Amendment, unless the context shall otherwise indicate) shall have the same meanings when used herein unless otherwise defined herein.  All references to Sections in this Amendment shall be deemed references to Sections in the Agreement unless otherwise specified.

2.  Effect of Amendment.  As used in the Agreement (including all Exhibits thereto), the Notes and the other Loan Documents and all other instruments and documents executed in connection with any of the foregoing, on and subsequent to the Amendment Closing Date (as hereinafter defined), any reference to the Agreement shall mean the Agreement as amended hereby.

3.  Amendments.  The Agreement is hereby amended as follows:

(a)        Annex I.  Annex I to the Agreement is amended as follows:

(i)         by inserting the following new definitions therein in appropriate alphabetical order therein:

“Crestone Portfolio Entity” shall mean FC Crestone 07 Corp. and any other entity organized by FirstCity Denver Investment Corp, for the purpose of originating or acquiring Assets.

“Crestone Facility” shall mean a $20 million line of credit to be provided by FirstCity Denver Investment Corp. to FC Crestone 07 Corp. or other Crestone Portfolio Entities to be used exclusively for the acquisition and origination of Assets and payment of expenses related to those Assets which is to be secured by a first priority lien on all assets of the Crestone Portfolio Entities and a $2 million line of credit to be provided by FirstCity Denver Investment Corp. to FirstCity Crestone LLC to be used exclusively for working capital purposes.

“Crestone Notes” shall mean the promissory notes issued from time to time under the Crestone Facility, as the same may be amended, restated or otherwise modified from time to time with the prior written consent of the Lenders.

“FC Holdings Real Property Financing Loans” shall mean (i) the FCS Fischer Loan, and (ii) FCS Lancaster Loan.

“FCS Fischer Loan” shall mean that certain loan amended on December 29, 2006, having a balance consisting of principal, capitalized interest and accrued interest as of December 26, 2006, not in excess of $5,098,798.05 made by FC Holdings to FCS Fischer, Ltd.

“FCS Lancaster Loan” shall mean that certain loan in an original principal amount not in excess of $2,200,000.00 made by FC Holdings to FCS Lancaster, Ltd. on or about December 29, 2005.

“New Ventures” shall mean Franklin Client Management, a to-be-formed entity, American Pioneer Bank, a Utah industrial bank, and an investment in a De Novo bank.

“New Ventures Borrowing Base “ shall mean an amount equal to (A) the sum of (i) all capital contributions paid in cash to any New Venture for the equity of such new Venture plus (ii) retained earnings, if any, minus  (B) the sum of (i) accumulated deficit, if any, plus (ii) such other reserves as Agent shall from time to time deem, in good faith, to be appropriate, which is not otherwise taken into account in determining the New Ventures Borrowing Base.  Once determined, the New Ventures Borrowing Base shall remain in effect until the earlier of the next Borrowing Date or the next Payment Date.

“Subordinated Agent” shall mean BoS (USA) Inc., acting as Agent under the Subordinated Debt.

“Subordinated Debt” shall mean all indebtedness and obligations to be evidenced by that certain Subordinated Delayed Draw Credit Agreement being negotiated as of the Amendment Closing Date among the Borrower, the financial institutions party thereto and BoS (USA) Inc., as Agent.

“Subordinated Lenders” shall mean the lenders from time to time party to the documents evidencing the Subordinated Debt.

“Traditional Borrowing Base” shall mean, as of any date of calculation an amount equal to, determined as of the immediately preceding Payment Date but giving effect to all subsequent Asset acquisitions by Portfolio Entities and consequent changes in values determined pursuant to clauses (A), (B) and (C) below:

The Aggregate Net Present Equity Value less

(A)            the sum of (i) the amount by which the Net Present Equity Value of all Portfolio Entities located in, or with Assets which originated in Mexico exceeds $40,000,000, (ii) the amount by which the Net Present Equity Value of all Portfolio Entities located in, or with Assets which originated in Brazil exceeds $10,000,000, (iii) the amount by which the Net Present Equity Value of all Portfolio Entities located in, or with Assets which originated in Chile exceeds $25,000,000, (iv) the amount by which the Net Present Equity Value of all Portfolio Entities with Assets located in, or which originated in Argentina or Uruguay exceeds $6,000,000, (v) reserves as Agent shall from time to time deem, in good faith to be appropriate, which is not otherwise taken into account in determining the Net Present Value of an Asset or the Net Present Equity Value of a Portfolio Entity, (vi) the Aggregate Net Present Equity Value of each Portfolio Entity whose Equity Interests are owned by any Subsidiary which has undertaken or is subject to any event described in clauses (i) through (vii) of Section 9.8 of the Agreement, and (vii) the REO Excess Value Adjustment, and less

(B) the sum of the Net Present Equity Values of each Portfolio Entity for which any Loan Party has not completed all actions requested by Agent to ensure the perfection and priority of its Liens on the Equity Interests issued by such Portfolio Entity (including the perfection and priority of Liens on Equity Interests in the country of organization of any Foreign Portfolio Entity, including, if so requested, furnishing an opinion of counsel in such country with respect to such perfection and priority, satisfactory to Agent in form and substance) within ninety (90) days after the Funding Date of any Related Acquisition Loan, plus

(C) the sum of (a) for the FC Commercial Real Property Financing Loan: the lesser of $30,000,000, or the then outstanding balance thereof; (b) for the FC Holdings Real Property Financing Loans, the sum of: (i) the lesser of $6,500,000, or the then outstanding balance of the FCS Fischer Loan, and (ii) the lesser of $3,650,000, or the then outstanding balance of the FCS Lancaster Loan, and (c) the aggregate principal amount of the Crestone Notes then outstanding, reduced by the outstanding balance of any working capital loans under the Crestone Facility.

Once determined, the Traditional Borrowing Base shall remain in effect until the earlier of the next Borrowing Date or the next Payment Date

(ii)           by restating in its entirety the definition of “Acquisition Price” therein to read as follows:

“Acquisition Price” with respect to any Asset Pool means the purchase price to be paid to the seller of the Asset Pool by the Portfolio Entity acquiring such Asset Pool for the acquisition of all rights to all property included in such Asset Pool plus transaction costs relating to the acquisition of such Asset Pool of up to 2% of the purchase price of such pool; provided that with respect to an Asset Pool that consists of one or more loans originated by the Crestone Portfolio Entity, Acquisition Price shall mean the principal balance of the loan originated by the Crestone Portfolio Entity plus transaction costs relating to the origination of such Asset Pool of up to 2% of the principal balance of that Asset Pool.

(iii)          by restating in its entirety the definition of “Aggregate Net Present Equity Value” therein to read as follows:

“Aggregate Net Present Equity Value” shall mean the sum of the Net Present Equity Value of each Portfolio Entity (for clarification, expressly excluding the New Ventures which are not Portfolio Entities) (after giving effect, in the case of a Borrowing Base Certificate delivered contemporaneously with a Notice of Borrowing, to an applicable Eligible Portfolio Entity’s acquisition of an Asset Pool with proceeds of the related Acquisition Loan, or, with respect to an Asset Pool that consists of one or more Assets originated by a Crestone Portfolio Entity, to the Crestone Portfolio Entity’s origination of an Asset Pool with proceeds of the related Acquisition Loan).

(iv)          by restating in its entirety the definition of “Aggregate Undistributed Funds” therein to read as follows:

“Aggregate Undistributed Funds” shall mean, on any date of determination, the sum of the amounts determined by multiplying (i) the FC Percentage of each Portfolio Entity, times (ii) the amount of funds held by such Portfolio Entity (which for purposes of this definition shall include the operating funds of the general partner of any limited partnership which is the Portfolio Entity) which are not (w) held in a lockbox account, nor (x) held by such Portfolio Entity for the payment (a) of indebtedness to a Permitted Portfolio Company Creditor of such Portfolio Entity due within the next 30 days or (b) Portfolio Protection Expenses, nor (y) retained by such Portfolio Entity to satisfy a leverage covenant imposed thereon by the Permitted Portfolio Company Creditor thereof pursuant to a covenant under a loan agreement between such creditor and such Portfolio Entity as in effect on the Execution Date, of which Agent has been given written notice, nor (z) held by ABL or any New Venture.

(v)           by restating in its entirety the definition of “Amendment Closing Date” therein to read as follows:

“Amendment Closing Date” shall mean August 22, 2007.

(vi)          by restating in its entirety the definition of “Asset Pool” therein to read as follows:

“Asset Pool” shall mean (x) in connection with the acquisition thereof by an Eligible Portfolio Entity or the origination of an Asset by a Crestone Portfolio Entity, a portfolio of loans or one or more Assets described in an

Asset Pool Acquisition Certificate, and (y) in all other contexts, all Assets of a Portfolio Entity.

(vii)         by restating in its entirety the definition of “Asset Pool Acquisition Certificate” therein to read as follows:

“Asset Pool Acquisition Certificate” shall mean a certificate from an Executive Officer of Borrower in the form of Exhibit C to the Agreement, to which is attached (as contemplated by the form of such certificate) the asset purchase agreement relating to the Assets proposed to be purchased, and, if not previously provided to Agent or if amended, restated or otherwise modified since previously provided, the Charter Documents for the purchasing Portfolio Entity and any Shareholders Agreement entered into or proposed to be entered into by the holders of the Equity Interests of such Portfolio Entity; provided that with respect to any Crestone Portfolio Entity, the certificate may relate to the origination of an Asset in which case Borrower shall provide such other documentation requested by Agent related to the Asset.

(viii)        by restating in its entirety the definition of “Borrowing Base” in Annex I thereto to read as follows:

“Borrowing Base” shall mean, as of any date of calculation, an amount equal to the sum of (A) the Traditional Borrowing Base plus (B) the New Ventures Borrowing Base.

(ix)           by restating in its entirety the definition of “Borrowing Base Availability” in Annex 1 thereto to read as follows:

“Borrowing Base Availability” shall mean, as of any computation date, an amount equal to the sum of (A) 70% of the Traditional Borrowing Base in effect on such date plus (B) 40% of the New Ventures Borrowing Base in effect on such date.

(x)            by restating in its entirety the definition of “Eligible Asset Pool” in Annex 1 thereto to read as follows:

“Eligible Asset Pool” shall mean an Asset Pool, to be acquired by a Portfolio Entity from an Eligible Seller for an all cash purchase price, which (unless Agent in its discretion otherwise consents in writing) conforms in every respect with the requirements of Exhibit D to the Agreement; provided that (a) with respect to ABL the requirements of items 2 and 5 of Exhibit D shall not apply, and (b) with respect to a Crestone Portfolio Entity, that any Asset Pool which is an Asset originated by the Crestone Portfolio Entity is not subject to the requirement that the Asset Pool be acquired from an Eligible Seller or that the Eligible Asset Pool conform in any respect with the requirements of items 1(c), 2 and 5 of Exhibit D to the Agreement.

(xi)           by restating in its entirety the definition of “Eligible Portfolio Entity” in Annex 1 thereto to read as follows:

“Eligible Portfolio Entity” shall mean a partnership, corporation, trust, or limited liability company or, if not formed in the United States, a similar foreign organized entity which is a Portfolio Entity of which (i) if such Portfolio Entity is a US Person, not less than 50% of each class of Equity Interests is owned directly or indirectly by Borrower or a Primary Obligor, (ii) no Equity Interests thereof owned directly or indirectly by Borrower or a Primary Obligor are pledged to any Person other than Agent, for the benefit of the Lenders, provided that the Equity Interests of a Crestone Portfolio Entity may be pledged to secure the Crestone Facility, so long as the Crestone Notes and documents securing the Crestone Facility are assigned to Agent to secure the obligations of Borrower herein, (iii) the Charter Documents and Shareholder Agreements result in Permitted Shareholder Arrangements, (iv) which has no Indebtedness other than Indebtedness under an Indebtedness Instrument (a) pursuant to Approved Portfolio Leverage Arrangements, or with respect to ABL, the ABL Facility, (b) incurred to pay development expenses related to real estate, or (c) loaned to it by the owners of the Equity Interests of the Portfolio Entity to pay Property Improvement Expenses, and (vi) in respect of which no Disclosure Restriction exists.

(xii)          by restating in its entirety the definition of “Portfolio Entity” in Annex 1 thereto to read as follows:

“Portfolio Entity” shall mean any entity (other than an REO Affiliate or an Immaterial Entity) in which Borrower or a Primary Obligor is directly or indirectly an equity owner and which was formed for the purpose of acquiring Asset Pools, and shall also include Bosque Leasing, L.P. (which is owned by Bosque Asset Corp. and Bosque GP Corp.), FirstStreet Investment LLC (which is owned by FirstStreet Investment Corporation, WAMCO III, Ltd. and WAMCO IX, Ltd.), ABL (which was formed for the purpose of originating and acquiring SBA Loans) and each Crestone Portfolio Entity.

(xiii)         by restating in its entirety the definition of “Total Loan Commitment” therein to read as follows:

“Total Loan Commitment” shall mean the sum of the Loan Commitments of all of the Lenders, as from time to time reduced pursuant to Section 2.6, which as of the Amendment Closing Date shall be $225,000,000.

(b)           Section 2.1(b).  Section 2.1(b) of the Agreement is s amended and restated in its entirety to read as follows:

(b) The Loans shall be used by Borrower solely (i) (A) to make advances to a Primary Obligor, the full amount of which advances are used by such Primary Obligor (as more fully set forth in other portions of this Section 2, in Section 6B and in other Sections of this Agreement) to make, directly or indirectly, a loan or contribution to the capital of an Eligible Portfolio Entity to be used by such entity for the acquisition of one or more Eligible Asset Pools, (B) to make advances to an Eligible Portfolio Entity, the full amount of which advances are used by such entity for the acquisition of one or more Eligible Asset Pools, (C) to make an advance to FC Commercial, the full amount of which advance is used by FC Commercial to make the FC Commercial Real Property Financing Loan, (D) to make advances to FC Commercial to enable FC Commercial to make loans to FirstCity Denver Investment Corp. to be loaned to Crestone Portfolio Entities under the Crestone Facility, or (D) if requested by Borrower in the Notice of Borrowing for such Loans, to pay any fee (including the Utilization Fee) in respect of such Loans (such Loans, “Acquisition Loans”); or (ii) for working capital and other general corporate purposes (such Loans, “Working Capital Loans”).

(c)           Section 4.3.  Section 4.3 of the Agreement is amended and restated in its entirety to read as follows:

Section 4.3   Utilization Fee.  Borrower agrees to pay to Agent, for the ratable account of each Lender (based upon the percentage that each Lender’s Loan Commitment represents of the Total Loan Commitment) a utilization fee equal to 1% of the amount of each Acquisition Loan made and each Letter of Credit (Acquisition) issued, such fee to be due and payable on each date on which a Loan is made or a Letter of Credit (Acquisition) is issued (each such fee, a “Utilization Fee”); provided, however, in no event shall the aggregate amount of Utilization Fees payable during the term of this Agreement exceed $600,000.  The Existing Term Loans shall not be subject to the Utilization Fee.  The Agent acknowledges that the maximum aggregate Utilization Fee of $600,000 has been paid in full.

(d)           Section 4.4.  Section 4.4 of the Agreement is amended and restated in its entirety to read as follows:

Section 4.4   Upfront Fee.  Borrower agrees to pay to Agent, for the ratable account of each Lender (based upon the percentage that each Lender’s Loan Commitment represents of the Total Loan Commitment) an upfront fee on the increase in the Total Loan Commitment effected on the Amendment Closing Date (the “Upfront Fee”) in the amount of $500,000, which fee shall be due and payable on the Amendment Closing Date.

(e)           Section 5.3.  Section 5.3 of the Agreement is amended and restated in its entirety to read as follows:

5.3             Payment Date and Distribution of Funds.

(a)             Until such time as Agent or the Subordinated Agent, as the case may be, has exercised control over the Cash Flow Cash Collateral Account and the Cash Collateral Account-Servicing in accordance with the Loan Documents, all funds in such accounts shall be distributed by Borrower on the fourth to last Business Day of each month (each, a “Payment Date”) pursuant to the distribution statement approved in writing by Agent or the Subordinated Agent, as the case may be (or at any other times as may be agreed upon from time to time by Borrower, Agent, Subordinated Agent and Lenders) to be paid and applied as follows:

(i)              First, to the payment to Agent, for the account of Lenders, of all interest on the Loans which is then due and payable;

(ii)             Second, to the payment to Agent, for the account of Lenders, of any Commitment Commission and any Letter of Credit Fee payable pursuant to Section 2A.3(a);

(iii)            Third, to the payment to Subordinated Agent, for the account of Subordinated Lenders, of all interest on the Subordinated Debt which is then due and payable;

(iv)            Fourth, to the payment to Subordinated Agent, for the account of Subordinated Lenders, of any commitment fee in respect of Subordinated Debt which is due and owing;

(v)             Fifth, to the payment to Agent, for the account of Lenders, as a principal payment, any mandatory prepayment which is then due and payable pursuant to Section 2.4(a) and 2.4(b);

(vi)            Sixth, to the payment to Subordinated Agent, for the account of Subordinated Lenders, as a principal payment, any mandatory prepayment which is then due and payable on the Subordinated Debt;

(vii)           Seventh, to the payment to Agent, for the account of Lenders, an amount equal to all of any fees, late charges and other fees and expenses which are then due and payable to Agent and/or Lenders under this Agreement or any of the other Loan Documents or which will become so due and payable on or before the last day of the calendar month in which the Payment Date in question occurs;

(viii)          Eighth, to the payment to Subordinated Agent, for the account of Subordinated Lenders, an amount equal to all of any fees, late charges and other fees and expenses which are then due and payable to Subordinated Agent and/or Subordinated Lenders under the Subordinated Debt;

(ix)            Ninth, to the payment to Agent, for the account of Lenders, as a principal payment, an amount equal to the amount (if any) of any voluntary prepayment which Borrower elects to pay pursuant to Section 2.5 and any Commitment Commission payable pursuant to Section 2.6(c);

(x)             Tenth, to the payment to Subordinated Agent, for the account of Subordinated Lenders, as a principal payment, an amount equal to the amount (if any) of any voluntary prepayment which Borrower elects to pay on the Subordinated Debt;

(xi)                 Eleventh, to the payment to Borrower of any remaining balance of the funds in the Cash Flow Cash Collateral Account and the Cash Collateral Account-Servicing.

(b)                 Upon the exercise by Agent, or the Subordinated Agent, as the case may be,  of its right to control the Cash Flow Cash Collateral Account and the Cash Collateral Account-Servicing in accordance with the Loan Documents, all funds in the Cash Flow Cash Collateral Account and the Cash Collateral Account-Servicing may be applied by Agent, or the Subordinated Agent, as the case may be, to Obligations in the following order of priority:  (i) to any amounts not otherwise listed in this Section 5.2 then due and payable by Borrower under this Agreement, the Notes or the Security Documents, (ii) to any interest on the Notes (pro rata according to the aggregate amount of interest then due and payable on the Notes) then due and payable, (iii) to any Commitment Commission then due and payable pursuant hereto, (iv) to any other fees then due and payable pursuant to Section 4 of this Agreement, pro rata according to the aggregate amount of fees then due and payable, (v) to any principal amount then due under the Notes, (vi) to any interest on the Subordinated Debt then due and payable, (vii) to any commitment fee then due and payable on the Subordinated Debt, (viii) to any other fees then due and payable on the Subordinated Debt, (ix) to any principal amount then due under the Subordinated Debt, (x) to any amounts not then due under the Notes, unless otherwise provided herein and (xi) to any amounts not then due under the Subordinated Debt.

(f)            Section 6B.3.  Section 6B.3 of the Agreement is amended by adding thereto a new Section 6B.3 to read in its entirety as follows:

6B.3  Consummation of Asset Acquisition.  Except as to any Asset Pool that consists of an Asset originated by a Crestone Portfolio Entity, there shall have been delivered to Agent evidence satisfactory to Agent that the acquisition of the Asset Pool described in the related Asset Pool Acquisition Certificate shall have been consummated in accordance with the terms of the applicable asset purchase agreement (without any waiver of any material provision thereof by the Subject Portfolio Entity) and the Asset Pool conforms to the description thereof contained in the Asset Pool Acquisition Certificate as modified by revisions permitted by Section 6B.4, that the entire amount of proceeds of such Loan were loaned or contributed by Borrower to the Subject Portfolio Entity or a Primary Obligor which directly or indirectly loaned or contributed such funds to the Subject Portfolio Entity simultaneously with the closing of such acquisition, that the entire amount of the capital contribution by other holders of the Equity Interests in such Subject Portfolio Entity were contributed, and the proceeds of all Indebtedness incurred by such Subject Portfolio Entity were received by such Subject Portfolio Entity, at the same time as or before such Primary Obligor’s contribution or loan, and that such Subject Portfolio Entity used all such loans or capital contributions together with all such proceeds of Indebtedness to acquire such Asset Pool.  As to any Asset Pool that consists of an Asset originated by a Crestone Portfolio Entity, there shall have been delivered to Agent evidence satisfactory to Agent that the origination of the Asset Pool described in the related Asset Pool Acquisition Certificate shall have been consummated in accordance with the terms set forth in the applicable Asset Pool Acquisition Certificate (without any waiver of any material provision thereof by the Crestone Portfolio Entity) and the Asset Pool conforms to the description thereof contained in the Asset Pool Acquisition Certificate as modified by revisions permitted by Section 6B.4, that the entire amount of proceeds of such Loan were loaned under the Crestone Facility to the Crestone Portfolio Entity simultaneously with the funding of the Asset Pool, and, and that such Crestone Portfolio Entity used all such funds to originate the Asset Pool.

(g)           Section 7.1.  Section 7.1 of the Agreement is amended by adding thereto a new subsection (n) to read in its entirety as follows:

(n)  As soon as available and in any event within 30 days after the close of each calendar month, as at the end of such month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, a balance sheet of each New Venture, and the related statement of operations for such period, each certified by the CFO of such New Venture as being prepared in accordance with GAAP and to present fairly the financial position and results of operation of such New Venture for such period.

(h)           Section 8.3(v).  Section 8.3(v) of the Agreement is amended and restated in its entirety to read as follows:

(v) Indebtedness of FirstCity Denver Investment Corp. payable to FC Commercial related to loans made by FC Commercial to enable FirstCity Denver Investment Corp. to fund loans to Crestone Portfolio Entities under the Crestone Facility.

(i)            Section 8.12(a).  Section 8.12(a) of the Agreement is amended and restated in its entirety to read as follows:

(a) Except as set forth on Schedule 8.12(a), none of Borrower, any Subsidiary or any Portfolio Entity-50% shall make any loan to any Person, or otherwise invest in or acquire any note, bond, other debt instruments or obligations of or issued by any Person except (subject to compliance with Section 7.15) (i) for loans made by Borrower to any Primary Obligors which are evidenced by a Pledged Note; (ii) for loans made by Borrower, any Subsidiary or any Portfolio Entity-50% to any Portfolio Entity in the ordinary course of business, which loans are evidenced by a Pledged Note in the case of a loan by the Borrower or any Subsidiary or a note in the case of a loan by a Portfolio Entity-50%, or an inter-company receivable; (iii) the accepting by a Subsidiary or a Portfolio Entity-50% of a note from its 100% owned REO Affiliate evidencing the deferred purchase price of a mortgage note sold to such REO Affiliate by such Subsidiary or Portfolio Entity-50% or a portion of the purchase price for the real property in the event that the REO Affiliate acquires the real property at a foreclosure sale or otherwise by purchase from the Subsidiary or Portfolio Entity-50%; (iv) the accepting by an REO Affiliate, a Latin American Acquisition Entity or a European Acquisition Entity of a note from the transferee of real property sold by such REO Affiliate, Latin American Acquisition Entity or European Acquisition Entity (as the case may be) in the ordinary course of business evidencing a portion of the deferred purchase price of such property; (v) in the case of FC Servicing and ASDM, short term servicer advances in the ordinary course of business with respect to portfolios which they are servicing in aggregate principal amount at any one time outstanding not in excess of $5,000,000, on a combined basis; (vi) direct or indirect loans by Primary Obligors to a Portfolio Entity for the acquisition of an Asset Pool in accordance with the other terms hereof on the Funding Date of the Acquisition Loans relating thereto in accordance with the Asset Pool Acquisition Certificate relating thereto (or of any other asset pool in respect of which no Loans have been requested if such acquisition is in the ordinary course of business for the Consolidated Group and is not otherwise prohibited hereunder); (vii) direct or indirect loans by Primary Obligors to Portfolio Entities to be used by such entities (a) to pay development expenses related to real estate or (b) to pay Portfolio Protection Expenses; (viii) SBA Loans made by ABL in accordance with the SBA Rules and Regulations; and (ix) loans made by FC Commercial to FirstCity Denver Investment Corp. to enable FirstCity Denver Investment Corp. to fund loans to Crestone Portfolio Entities under the Crestone Facility.

(j)            Section 8.15.  Section 8.15 of the Agreement is amended and restated in its entirety to read as follows:

8.15 Use of Proceeds.  The proceeds of Acquisition Loans shall be used by Borrower solely to make advances evidenced by Pledged Notes in the amount of such advance (minus any portion thereof utilized to pay any Utilization Fee) to a Primary Obligor for such Primary Obligor, directly or indirectly, to loan to, or contribute to the capital of, the Portfolio Entity identified in the Notice of Borrowing, the full amount of which loan or contribution to capital is used by such Portfolio Entity to pay all or a portion of the Acquisition Price of the Asset Pool identified in the related Notice of Borrowing to the seller of such Asset Pool previously identified to Agent and Lenders pursuant to the terms hereof; provided that Acquisition Loans made to enable FirstCity Denver Investment Corp. to make loans to a Crestone Portfolio Entity may be advanced by Borrower to FC Commercial to be advanced by FC Commercial to FirstCity Denver Investment Corp.  The proceeds of Working Capital Loans shall be used solely for working capital purposes of Borrower.

(k)           Section 8.18(a)(iii).  Section 8.18(a)(iii) of the Agreement is amended and restated in its entirety to read as follows:

(iii)  maintain a Tangible Net Worth equal to or greater than $85,000,000 for the last day of the fiscal quarter then ended.

(l)            Section 8.26(a).  Section 8.26(a) of the Agreement is amended and restated in its entirety to read as follows:

(a) Borrower shall ensure that FC Servicing or Minn Servicing is the servicer for each Subsidiary and Portfolio Entity-50% which is a US Person, except as to (a) ABL, which will service all loans originated or acquired by ABL, and (b) each Crestone Portfolio Entity, whose assets will be serviced by FirstCity Crestone LLC.

(m)          Section 8.28(a).  Section 8.28(a) of the Agreement is amended and restated in its entirety to read as follows:

(a) In furtherance and not in limitation of the other restrictions set forth in this Agreement, Borrower shall ensure that (i) no Subsidiary which is a Portfolio Entity and no Portfolio Entity-50% engages in any activity other than owning Asset Pools and shall have no Assets other than such Asset Pools, collections thereon and interests in REO Affiliates of which it is the REO Owner, or the ownership of Incidental Equity Interests, provided, that (i) a Subsidiary or a Portfolio Entity-50% doing business outside the United States may own the type of assets an REO Affiliate would own (if it had an REO Affiliate of which it were the REO Owner); (ii) each REO Affiliate shall be formed in respect of a specific REO Owner and shall not hold assets other than from such REO Owner; (iii) WAMCO III, Ltd. and WAMCO IX, Ltd. may continue to own Equity Interests in FirstStreet Investment LLC; (iv) ABL may originate and service SBA Loans in accordance with the SBA Rules and Regulations; and (iv) Crestone Portfolio Entities may originate Assets and engage in those activities described in Section 10.33.

(n)           Section 9.19.  Section 9 of the Agreement is amended by adding thereto a new Section 9.19 to read in its entirety as follows:

9.19.  Closing of Subordinated Debt.  Borrower shall have failed to execute and deliver by no later than September 5, 2007 documents evidencing and effecting a closing under the Subordinated Debt.

(o)           Section 10.33.  Section 10.33 of the Agreement is deleted and replaced in its entirety to read as follows:

10.33  Crestone Portfolio Entities.  FC Commercial has organized an eighty per cent (80%) owned subsidiary, FirstCity Denver Investment Corp., in connection with Crestone Partners, LLC, which owns the remaining twenty per cent (20%) ownership interest, for the purpose of investing in (a) distressed debt, (b) special situation mezzanine and bridge loan originations, (c) leveraged buyouts and (d) other special investment opportunities to be determined by FC Commercial and Crestone Partners, LLC.  FirstCity Denver Investment Corp. has a wholly owned subsidiary, FirstCity Crestone, LLC, which will service Assets owned by Subsidiaries of FirstCity Denver Investment Corp.  FirstCity Denver Investment Corp. will provide financing for the Crestone Portfolio Entities pursuant to the Crestone Facility.

Borrower and Lenders agree that the Loans made to Borrower to be advanced to FC Commercial and advanced by FC Commercial to FirstCity Denver Investment Corp. to enable it to make loans under the Crestone Facility shall constitute Acquisition Loans notwithstanding any provision of this Agreement that limits Acquisition Loans to loans made to a Portfolio Entity to acquire loans, Assets Pools or other Assets, and that the Crestone Facility shall constitute an Approved Portfolio Leverage Arrangement notwithstanding any provision of this Agreement that provides that an Approved Portfolio Leverage Arrangement must be made by a financial institution or that loans made under any Approved Portfolio Leverage Arrangement must be for acquisition of loans or other Assets.  Borrower and Lenders agree that the Crestone Portfolio Entities shall constitute Eligible Portfolio Entities notwithstanding that the Assets of the Crestone Portfolio Entities will be pledged to secure the Crestone Facility.

(p)           Exhibit G.  Exhibit G (Borrowing Base Certificate) to the Agreement is amended and restated in its entirety as set forth in Exhibit G hereto.

(q)           Termination of FC Holdings Line of Credit.  The FC Holdings Line of Credit has been fully paid by FC Holdings and all liens and security interests arising under the Holdings/CFSC Loan Agreement, the Holdings/CFSC Loan Documents and documents executed in connection therewith have been released.  The following terms and provisions in the Agreement shall be deleted from the Agreement effective upon execution of this Amendment: CFSC, CFSC Guaranty Subordination Agreement, CFSC Intercreditor Agreement, FC Holdings Line of Credit, Holdings/CFSC Loan Agreement, Holdings/CFSC Loan Documents, Shared Collateral, Section 8.23 and Section 10.33 which is replace in this amendment by a new Section 10.33 related to the Crestone Portfolio Entities which remains in full force and effect.  All provisions in the Agreement related to the FC Holdings Line of Credit and the terms deleted in this subpart (q) shall be of no further force or effect.

4.  Consent.  The Borrower has advised the Agent that FirstCity Mexico, SA de CV and certain affiliates have been requested to indemnify KPMG Cardenas Dosal, S.C. in connection with its provision of services relating to transfer pricing matters, such indemnity to be in the form of Exhibit 1 hereto (the “Indemnity”).  The issuance of the Indemnity is prohibited by the Agreement.

  In reliance upon the representations, warranties, and agreements set forth herein, the Agent hereby consents to the execution and delivery of the Indemnity.

The Agent consents to the loans to be made by FC Commercial to FirstCity Denver Investment Corp. to enable it to make loans under the Crestone Facility.  The Agent also consents to the pledge of Assets by each Crestone Portfolio Entity to secure the Crestone Facility and the assignment of those liens and security interests by FirstCity Denver Investment Corp. to FC Commercial.

5.  Representations.  In order to induce the Agent and the Lenders to execute this Amendment, the Borrower hereby represents, warrants and covenants to the Agent and the Lenders as of the date hereof and (if different) as of the Amendment Closing Date (which representations, warranties and covenants shall survive the execution, delivery and effectiveness of this Amendment) as follows:

(a)           No Default or Event of Default exists.

(b)           Each representation and warranty made by Borrower, each Primary Obligor, each Portfolio Entity, each Related Entity and each other Loan Party in the Loan Documents is true and correct.

(c)           The execution and delivery of this Amendment by the Borrower and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action.

(d)           This Amendment is the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(e)           No Material Adverse Change has occurred since June 30, 2007.

6.  Effectiveness.  This Amendment shall become effective when each of the following conditions have been fulfilled to the satisfaction of the Agent (or waived by the Agent).

(a)           Signed Copies.  The Borrower, the Lenders and the Agent shall have executed a copy hereof and delivered the same to the Agent at 565 Fifth Avenue, New York, New York 10017 (Attention:  Joseph Fratus) or such other place directed by the Agent.

(b)           Guarantor’s Consent.  Each Guarantor shall have executed a confirming consent, substantially in the form attached hereto as Annex A or otherwise satisfactory to the Agent (a “Confirming Consent”), and delivered the same to the Agent at 565 Fifth Avenue, New York, New York 10017 (Attention:  Joseph Fratus) or such other place directed by the Agent.

(c)           No Defaults.  No Default or Event of Default shall exist.

(d)           Accuracy of Representations.  Each representation and warranty made by the Borrower, each Primary Obligor, each Portfolio Entity, each Related Entity and each other Loan Party in the Agreement and the other Loan Documents shall be true and correct in all material respects as of the Amendment Closing Date with the same effect as though made at and as of such date (except for those that specifically speak as of a prior date).

(e)           Audited Financials.  The Borrower shall have delivered a copy of its audited Financial Statements for the year ended December 31, 2006 to the Agent at 565 Fifth Avenue, New York, New York 10017 (Attention:  Joseph Fratus) or such other place directed by the Agent.

7.  Limited Nature of Amendments.  The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent by the Agent or the Lenders to any waiver of, or modification of, any other term or condition of the Agreement, or any of the documents referred to in any of the foregoing or (b) prejudice any right or rights which any of the Lenders or the Agent may now have or may have in the future under or in connection with the Agreement, or any of the documents referred to in any of the foregoing.  Except as expressly amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

8.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.  Jurisdiction, Waiver of Jury Trial.  THE BORROWER HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AMENDMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK CITY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE AGENT OR ANY LENDER MAY ELECT, and, by execution and delivery hereof, the Borrower accepts and consents for itself and in respect to its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, unless waived in writing by the Agent and the Majority Lenders.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER, ANY AFFILIATE OF THE BORROWER, THE AGENT OR ANY LENDER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDER ENTERING INTO THIS AMENDMENT.

10.  Headings.  The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

11.  Writings Only.  BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT NO TERM OR PROVISION OF THE AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE CHANGED, WAIVED, SUPPLEMENTED OR OTHERWISE MODIFIED VERBALLY, BUT ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE RELEVANT PARTIES, AS FURTHER PROVIDED IN SECTION 12.2 OF THE CREDIT AGREEMENT.

12.  Counterparts.  This Amendment may be executed in any number of counterparts, and by the different parties on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Telecopied signatures hereto and to the Confirming Consent shall be of the same force and effect as an original of a manually signed copy.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

BANK OF SCOTLAND,
Individually and as Agent

By:
Name:
Title:

FIRSTCITY FINANCIAL CORPORATION

By:
Name:
Title:

[Signature Page to Amendment No. 10 to Revolving Credit Agreement]

Annex A

CONFIRMING CONSENT

Reference is hereby made to the foregoing Amendment (the “Amendment”) to the Revolving Credit Agreement dated as of August 22, 2007 among the Borrower, the Lenders and the Agent; said agreement, as amended and modified by the Amendment and from time to time hereafter further amended or otherwise modified, the “Amended Agreement”.

Each Guarantor hereby consents to the terms and provisions of the Amendment and confirms and acknowledges that:

(a)  its obligations under the Loan Documents to which it is a party remain in full force and effect and the terms “Obligations” and “Secured Obligations” used in such Loan Documents include all Obligations of the Borrower under the Amended Agreement; and

(b)  its consent and acknowledgement hereunder is not required under the terms of such Loan Documents and any failure to obtain its consent or acknowledgment to any subsequent amendment to the Agreement or the Amended Agreement or any of the other Loan Documents will not affect the validity of its obligations under the aforesaid Loan Documents or any other Loan Document, and this consent and acknowledgement is being delivered for purposes of form only.

Capitalized terms used herein and not otherwise defined have the same meanings as in the Amended Agreement.  This Consent is dated as of the Amendment Closing Date (as defined in the Amendment).

FIRSTCITY COMMERCIAL CORPORATION

By:
Name: James C. Holmes
Title: Executive Vice President

FC CAPITAL CORP.

By:
Name: James C. Holmes
Title: Executive Vice President

FIRSTCITY CONSUMER LENDING CORPORATION

By:
Name: James C. Holmes
Title: Executive Vice President

FIRSTCITY EUROPE CORPORATION

By:
Name: James C. Holmes
Title: Executive Vice President

FIRSTCITY HOLDINGS CORPORATION

By:
Name: James C. Holmes
Title: Executive Vice President

FIRSTCITY HOLDINGS CORPORATION OF MINNESOTA

By:
Name: James C. Holmes
Title: Executive Vice President

FIRSTCITY INTERNATIONAL CORPORATION

By:
Name: James C. Holmes
Title: Executive Vice President

FIRSTCITY MEXICO, INC.

By:
Name: James C. Holmes
Title: Executive Vice President

FIRSTCITY SERVICING CORPORATION

By:
Name: James C. Holmes
Title: Executive Vice President

BOSQUE ASSET CORP.

By:
Name: James C. Holmes
Title: Executive Vice President

BOSQUE LEASING, L.P.

By:
Name: James C. Holmes
Title: Executive Vice President

BOSQUE LEASING GP CORP.

By:
Name: James C. Holmes
Title: Executive Vice President

EXHIBIT 1

KPMG INDEMNITY

June 5, 2007

Private

C.P.A. Enrique Moran

FirstCity Mexico, S.A. de C.V.

Francisco de Quevedo 117, Piso 2

Col. Arcos Vallarta 44130

Guadalajara, Jalisco

Dear Enrique:

We are pleased to submit our proposal for professional services regarding transfer pricing to Administracion de Carteras Empresariales S. de R.L. de C.V., Administracion de Carteras Nacionales S. de R.L. de C.V., Administracion de Carteras Nacionales II S. de R.L. de C.V., Cartera en Administracion y Cobranza S. de R.L. de C.V., Cobranza Internacional de Carteras S. de R.L. de C.V., Cobranza Nacional de Carteras S. de R.L. de C.V. FirstCity Mexico S.A. de C.V., Integracion de Activos Mexicanos S. de R.L. de C.V., Notmex, S.A. de C.V. SOFOM ENR, Recuperacion de Activos Mexicanos S. de R.L. de C.V., Recuperacion de Carteras Mexicanas S. de R.L. de C.V., Residencial Oeste S. de R.L. de C.V., Residencial Oeste 2 S. de R.L. de C.V., Solucion de Activos Comerciales S. de R.L. de C.V., Solucion de Activos Residenciales S. de R.L. de C.V., Solucion de Creditos Comerciales S. de R.L. de C.V. and Servicios Efectivos de Recuperacion S.A. de C.V. (hereinafter referred to as “The Companies”). By this mean we confirm the terms and conditions of the agreement that KPMG Cardenas Dosal, S.C. (hereinafter “KPMG”), will perform to assist The Companies to comply with their transfer pricing obligations regarding the transactions performed by The Companies with its foreign based related parties; and the opinion letters regarding the transactions performed in Mexico between The Companies during fiscal year 2006.

I. Background

It is our understanding that The Companies is a group of Mexican entities primarily engaged in the recovery of overdue loans. It is also our understanding that The Companies performed the following transactions with foreign and Mexican related parties, during fiscal year 2006:

Company	Main Activity	Operations with foreign and Mexican related parties
Integracion de Activos Mexicanos S. de R.L. de C.V.	Recovery of overdue loans.	• Financing*. • Payment of administrative services.

Servicios Efectivos de Recuperacion S.A. de C.V.	Rendering of administrative services	a Payment of commissions*. • Rendering of administrative services. a Payment of technical assistance.

Recuperacion de Activos Mexicanos S. de R.L. de C.V.	Recovery of overdue loans.	• Financing*. • Payment of administrative services.

Firstcity Mexico S.A. de C.V.	Rendering of administrative services	a Financing*. a Rendering of administrative services. a Payment of technical assistance.

Solucion de Activos Comerciales S. de R.L. de C.V.	Recovery of overdue loans.	a Financing*. a Payment of administrative services.

Solucion de Activos Residenciales S. de R.L. de C.V.	Recovery of overdue loans.	a Financing*.

Notmex, S.A. de C.V. SOFOM ENR	Finance Society of Multiple Object.	a Financing*.

*Transaction performed with foreign based related parties.

On the other side, it is also our understanding that The Companies performed the following transactions only with Mexican related parties, during fiscal year 2006:

2

Company	Main Activity	Operations with Mexican related parties
Administracion de Carteras Nacionales S. de R.L. de C.V.	Recovery of overdue loans.	• Payment of administrative services.

Administracion de Carteras Nacionales II S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Administracion de Carteras Empresariales S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Cobranza Internacional de Carteras S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Cobranza Nacional de Carteras S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Recuperacion de Carteras Mexicanas S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Residencial Oeste S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Cartera en Administracion y Cobranza S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Solucion de Creditos Comerciales S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Residencial Oeste 2 S. de R.L. de C.V.	Recovery of overdue loans	• Payment of administrative services.

Due to the previously mentioned, the intercompany transactions by which it is required to know if they comply with transfer pricing regulations are the following:

•        Financing,

•        Rendering of administrative services,

•        Payment of commissions, and

•        Payment of technical assistance.

3

II. Scope of Engagement

Our work will be performed based on the information provided by you and we will not issue any opinion regarding the reasonability of the figures involved, every time that the procedures to apply do not constitute an audit of the financial statements or the information provided to us in order to fulfill our work.

The purpose of our work will be to assist The Companies to fulfill its transfer pricing documentation obligations, and to evaluate if the prices, amounts of compensation or profit margins of the transactions performed by The Companies with its foreign related parties are similar those which would have been agreed between independent parties in comparable transactions, according to Articles 86-XII and 215 of the Mexican Income Tax Law (MITL), during fiscal year 2006, and to determine if the prices, amounts of compensation or profit margins of the transactions performed by The Companies with its Mexican related parties, are similar to those which would have been agreed between independent parties in comparable transactions, according to Article 86-XV of the MITL.

This proposal covers only the elaboration of the transfer pricing analysis for the transactions performed with the related parties mentioned in the Background section, and does not include the filing for an advanced pricing agreement with the tax authorities, in order to obtain a transfer pricing ruling. In such case, a request for an advanced pricing agreement would be evaluated once the transfer pricing study is concluded.

According to Article 86-XII of the MITL for fiscal year 2006, the transfer pricing analysis with respect to the transactions carried out with foreign related parties, must be performed for each type of transaction (sales, purchases, services, among others). Also, the informative tax return regarding transactions with foreign related parties requires that the information of these transactions be filed per type of transaction. Therefore, in order to support the information that will be filed in the informative tax return for fiscal year 2006, as well as to fulfill the applicable tax provisions for said fiscal year, our work will consist of analyzing separately each type of transaction performed by The Companies with its foreign related parties, during fiscal year 2006. The transfer pricing analysis of the transactions performed between The Companies and its Mexican related parties will be performed on the same basis.

4

We will keep in strict confidentiality any documentation and information that may be furnished to us in order to perform our work, as well as the results obtained in the analysis. No information will be disclosed to any other party unless it is specifically requested by The Companies.

The scope of our work will be limited to prepare a transfer pricing studies for fiscal year 2006, which will include the transactions carried out by The Companies with its foreign related parties, mentioned in the Background section, and to determine if the prices, amounts of compensation or profit margins of these transactions are similar to those which would be agreed between independent parties in comparable transactions. At the end, we will provide you with a report that will consist of the following:

Section I:     Introduction

Section II: Business Overview

Section III: Transactions with Foreign Related Parties

Section IV: Economic Analysis

Section V: Conclusions

Section VI: Appendixes

Likewise, regarding the transactions performed with the Mexican related parties mentioned in the Background section of this proposal, we will provide opinion letters containing the following:

Section I:     Introduction

Section II: Business Overview

Section III: Analysis and Results

Section IV: Conclusions

III. Work Plan

We anticipate that the project will take approximately twelve weeks to carry out and deliver the transfer pricing report for fiscal year 2006, once we have all the information required to perform our work. This timetable depends on a timely support from The Companies’ personnel to our information requirements, as well as on the quality of such information. During the elaboration of the project, we will make our best effort to deliver it on the time stipulated in this engagement letter. Unanticipated events may require some modification of the timetable as well as of our fees. We will notify you of these events as soon as they arise.

5

Startup of the project will be scheduled once we receive a signed copy with your approval of our proposal.

Our work will be performed according to the following stages:

Information requirement: An information requirement will be submitted to The Companies’ personnel in order to obtain the information necessary to start the transfer pricing studies.

Data gathering: A meeting with The Companies’ personnel will be carried out in order to gather and to review the information required in the previous stage.

Functional analysis/Background: With the information obtained, we will carry out the functional analysis of The Companies, which consists of a detailed description of its functions and transactions with its foreign related parties. Regarding the opinion letters, we will prepare a description of the intercompany transactions performed with Mexican related parties.

Transfer pricing methodology: We will apply the best transfer pricing methodology for each type of transaction performed with related parties, including the comparable companies search, the economic adjustments that may apply and the results.

Transfer pricing report and opinion letter: We will prepare the drafts for discussion purposes of the report and the opinion letters, which will contain the functional analysis, the economic analysis, the results and our conclusions, as well as the appendixes, which support the work performed.

Draft review: We will deliver the drafts for discussion purposes, for your review and comments. If necessary, we will schedule a meeting to go over the work performed, as well as the results obtained.

Final version: Once The Companies has reviewed the drafts and provided us its comments, we will prepare and deliver the final versions of the transfer pricing reports, and the opinion letters.

6

As a result of our work we will issue opinions which will be based on the current applicable Mexican regulations in force. Such regulations may be modified or abrogated at any moment. As a result, such changes may affect the future validity of our conclusions, which would be updated in the event that The Companies requests it from us, causing additional fees. Our comments will not constitute a resolution of mandatory application. Thus, third parties may not agree with them.

IV.      Staffing

The success of our transfer pricing projects is attributable to the team work of our specialized staff. KPMG has a professional team with experience in serving the needs of corporations with respect to transfer pricing. In this analysis we will incorporate economical and fiscal issues with transfer pricing applications. The successful synergy of these two perspectives is our signature and what we believe makes us different from our competitors.

Our project team will consist of myself, Partner of the Tax Practice, Jose Casas, Transfer Pricing Partner, Alma Gutierrez, Transfer Pricing Manager, as well as members from our staff specialized in this area. I will be responsible for the project, while Alma Gutierrez will direct the project on a day-to-day basis.

V.       Fees

Our professional fees for the transfer pricing report and opinion letter of 2006 will be of $30,000 US dollars, plus Value Added Tax (“VAT”). We will require a 60% advanced payment at the beginning of our work, 20% will be invoiced the following month and the rest will be required once we deliver the draft for discussion purposes. Any out-of-pocket expenses will be charged separately, previous authorization of The Companies before incurring them.

Our fees are based on the degree of responsibility and skills involved and the time necessary to conduct the work. Circumstances encountered during the rendering of our services that warrant additional time and expense may cause us to be unable to deliver them within the time and amount listed above. We will notify you of any circumstances as they are assessed.

7

***********

We are pleased to have the opportunity to submit our proposal of professional services, and express our commitment to deliver a high quality service. If you accept this proposal, we would ask you to sign where indicated and send us a copy for our files.

Our advice is for the sole benefit of The Companies based upon your specific facts and circumstances. It should not be relied upon by others. In the event that a third party takes legal action, resulting from the use or possession of KPMG Cardenas Dosal, S.C.’s advice, The Companies will compensate KPMG Cardenas Dosal, S.C. for such legal action, the derived contingencies and costs.

In connection with this engagement, you agree that the liability to The Companies of KPMG Cardenas Dosal, S.C., (its partners, directors, employees and agents under statute otherwise) for any loss or damage suffered by you arising out of or in connection with our work, however the loss or damage is caused, including our negligence but nor our willful default, shall be limited to the amount of the fees established in this engagement letter.

We are currently carrying out the internal process that our international policies require to document our understanding and evaluation of professional risk for the acceptance of new clients based on information provided to us by the management of The Companies that is being verified by our specialists. We do not anticipate any change derived from this procedure; nevertheless, in the case that some circumstance exists which obliges us to modify our preliminary evaluation of risk and that has some impact in this proposal, and as such, we have to resign from rendering our services, we will promptly contact you.

The Companies authorizes KPMG Cardenas Dosal, S.C. to use electronic mail (e-mail) and other electronic methods to transmit and receive information related to our services mentioned in this proposal letter, including confidential information between KPMG Cardenas Dosal, S.C. and The Companies, and between KPMG Cardenas Dosal, S.C. and entities and external specialists, contracted by KPMG Cardenas Dosal, S.C. or by FirstCity Mexico.

8

KPMG Cardenas Dosal, S.C. does not assume any responsibility with respect to the loss of information or legal action taken for the loss of confidentiality, related to communication through the Internet.

For the interpretation, execution and fulfillment of this engagement letter, the parties appearing before the courts of Mexico City, the Federal District and to the competent federal authorities under federal laws, and expressly renounce to any other statute that some of the parties have or have come to consider by reason of its present or future residence or by any other reason.

This engagement letter, together with its appendixes, if any, forms the entire agreement and understanding between KPMG Cardenas Dosal, S.C. and The Companies with respect to the subject matter hereof. This engagement letter supersedes all previous arrangements and understandings between the parties with respect to the subject of this engagement letter, which shall cease to have any further force or effect. Any variation to the terms of this proposal letter shall be made in writing and will not be effective unless signed by a partner of KPMG Cardenas Dosal, S.C. and by a duly authorized representative of The Companies.

This engagement letter is subject to the authorization policies of The Companies, as well as to KPMG’s policies of risk evaluation and authorization of service.

If you require further information or clarification, please contact us.

Sincerely,

KPMG Cardenas Dosal, S.C.

Leopoldo Velazquez

Tax Partner

c.c.p.: C.P. Jose Casas	– KPMG
C.P. Luis Enrique Guzman	– KPMG

9

VI. Approval

I have read and understand the terms and conditions expressed in this engagement letter, and I agree to and accept them.

Administracion de Carteras Empresariales S. de R.L. de C.V. Administracion de Carteras Nacionales S. de R.L. de C.V. Administracion de Carteras Nacionales II S. de R.L. de C.V. Cartera en Administracion y Cobranza S. de R.L. de C.V. Cobranza Internacional de Carteras S. de R.L. de C.V. Cobranza Nacional de Carteras S. de R.L. de C.V.

FirstCity Mexico S.A. de C.V.

Integracion de Activos Mexicanos S. de R.L. de C.V. Notmex, S.A. de C.V. SOFOM ENR

Recuperacion de Activos Mexicanos S. de R.L. de C.V. Recuperacion de Carteras Mexicanas S. de R.L. de C.V. Residencial Oeste S. de R.L. de C.V.

Residencial Oeste 2 S. de R.L. de C.V.

Servicios Efectivos de Recuperacion S.A. de C.V.

Solucion de Activos Comerciales S. de R.L. de C.V. Solucion de Activos Residenciales S. de R.L. de C.V. Solucion de Creditos Comerciales S. de R.L. de C

Name and Signature	Date

10